APPLE RESIDENTIAL INCOME TRUST, INC.
                            ARTICLES OF INCORPORATION


                                    ARTICLE I
                                      NAME


         The name of the corporation (the "Corporation") is Apple Residential Income Trust, Inc.

                                   ARTICLE II
                                     PURPOSE


         The Corporation is organized for the purpose of operating as a "real estate investment trust," as defined in the Internal Revenue Code, and to acquire, own, operate, manage, lease, finance, refinance, dispose of and otherwise deal with real property (and personal property incidental thereto) and shall have the power to engage in any lawful business and conduct all lawful activities incidental or related thereto.

                                   ARTICLE III
                                AUTHORIZED SHARES


         3.1 Designation and Number. The designation and aggregate number of shares that the Corporation shall have authority to issue are as follows:

                    Class                            Number of Shares
                    -----                            ----------------

                Common (no par value)                   50,000,000

         3.2 Preemptive Rights. No holder of outstanding shares shall have any preemptive right with respect to (i) any shares of any class of the Corporation, whether now or hereafter authorized, (ii) any warrants, rights or options to purchase any such shares, or (iii) any obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.

         3.3 Debt Securities. The Board of Directors may, in its discretion, authorize and issue any notes, bonds, debentures or other obligations of the Corporation, including any obligations maturing more than one year after the date of issuance thereof, secured by assignment, pledge or mortgage of any property of the Corporation, on such terms and at such prices as the Board of Directors in its sole discretion may in good faith determine.

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                                   ARTICLE IV
                                  COMMON SHARES


         4.1 Voting Rights. The holders of the outstanding Common Shares shall, to the exclusion of the holders of any other class of shares of the Corporation, have the sole power to vote for the election of directors and for all other purposes without limitation, except as may be required by law. The Corporation's shareholders, by vote of the holders of a majority of the issued and outstanding Common Shares of the Corporation, may vote to approve a plan of merger or share exchange, or to sell, lease, exchange, or otherwise dispose of all, or substantially all, of the Corporation's property otherwise than in the usual and regular course of business.

         4.2 Distributions. The Board of Directors shall have the authority to declare dividends from funds available for such purposes under the Virginia Stock Corporation Act and shall declare such dividends to the extent necessary to ensure the Corporation's qualification as a real estate investment trust under the Internal Revenue Code of 1986, as the same may be amended from time to time (the "Code"). The holders of the outstanding Common Shares shall be entitled to receive, if, when and as declared by the Board of Directors, dividends and distributions of the net assets of the Corporation upon the liquidation, dissolution or winding up of the affairs of the Corporation.


                                    ARTICLE V
                     REGISTERED OFFICE AND REGISTERED AGENT


         The address of the registered office of the Corporation, which is located in the City of Richmond, Virginia, is c/o McGuire, Woods, Battle & Boothe, L.L.P., 901 East Cary Street, Richmond, Virginia 23219. The initial registered agent of the Corporation is Leslie A. Grandis, Esq., whose business office is identical with the registered office and who is a resident of Virginia and a member of the Virginia State Bar.


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                                   ARTICLE VI
                     LIMIT ON LIABILITY AND INDEMNIFICATION


         6.1 Limit on Liability. In every instance in which the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of liability of directors or officers of a corporation to the corporation or its shareholders, the directors and officers of the Corporation shall not be liable to the Corporation or its shareholders.

         6.2 Mandatory Indemnification. The Corporation shall indemnify any individual who is, was or is threatened to be made a party to a civil, criminal, administrative, investigative or other proceeding (including a proceeding by or in the right of the Corporation or by or on behalf of its shareholders) because such individual is or was a director or officer of the Corporation or of any legal entity controlled by the Corporation, or is or was a fiduciary of any employee benefit plan established at the direction of the Corporation, against all liabilities and reasonable expenses incurred by him on account of the proceeding, provided that the directors of the Corporation (excluding the indemnified party) determine in good faith that his course of conduct which caused the loss or liability was in the best interests of the Corporation, and provided further that such liabilities and expenses were not incurred because of his willful misconduct, bad faith, reckless disregard of duties or knowing violation of the criminal law. Before any indemnification is paid, a determination shall be made that indemnification is permissible in the circumstances because the person seeking indemnification is eligible for indemnification and has met the standard of conduct set forth above. Such determination shall be made in the manner provided by Virginia law for determining that indemnification of a director is permissible, provided, however, that if a majority of the directors of the Corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, the determination that indemnification is permissible shall, at the option of the person claiming indemnification, be made by special legal

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counsel  agreed  upon by the  Board  of  Directors  and  such  person.  Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursement for expenses incurred by any of the persons named above upon receipt of an undertaking from him to repay the same if it is ultimately determined that such individual is not entitled to indemnification. The Corporation is authorized to contract in advance to indemnify any of the persons named above to the extent it is required to indemnify them pursuant to the provisions of this Section 6.2.

         Notwithstanding the above, indemnification will not be allowed for any liability imposed by judgment, and costs associated therewith, including attorneys' fees, arising from or out of a violation of federal or state securities laws associated with the public offering of the Common Shares unless
(i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, or
(ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee, or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee.

         6.3 Miscellaneous. The rights of each person or entity entitled to indemnification under this Article shall inure to the benefit of such person's or entity's heirs, executors, administrators, successors or assigns. Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person or entity may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation, and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person or entity shall be entitled to indemnification by the Corporation to the extent such person or entity is indemnified by another, including an insurer.

         6.4 Amendments. No amendment, modification or repeal of this Article shall diminish the rights provided hereunder to any person or entity arising

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from  conduct  or  events  occurring  before  the  adoption  of such  amendment, modification or repeal.

                                   ARTICLE VII
                                    AMENDMENT


         These Articles may be amended at any time, and from time to time, upon the vote of the holders of a majority of the issued and outstanding Common Shares of the Corporation, with each share entitled to one vote.


Dated: August 1, 1996                          /s/Martin B. Richards
                                               ----------------------------
                                               Martin B. Richards,
                                               Incorporator




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